EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Tammy Roberts Myers
Nov. 17, 2006		(614) 492-4954
BOB EVANS FARMS NAMES MIKE TOWNSLEY
EXECUTIVE VICE PRESIDENT OF FOOD PRODUCTS
COLUMBUS, Ohio — Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced the appointment of Mike Townsley as executive vice president of the company’s food products division, effective immediately. Net sales in the food products division for fiscal 2006 were $249 million. Townsley will report directly to Chairman of the Board and Chief Executive Officer Steve Davis. Townsley, who had served since 2003 as president and chief operating officer of Owens Food Products, a wholly owned subsidiary of Bob Evans Farms, Inc., will now lead the manufacturing, distribution, sales and marketing for the company’s entire food products division, including products sold under the Bob Evans and Owens brand names.
     Davis said, “Mike has tremendous manufacturing, sales and marketing knowledge of the meat industry and has demonstrated outstanding leadership with the Owens team during the last four years. We are confident that his strategic thinking, commitment to excellence and team building skills will enable our food products segment, which has been a strong sales driver, to continue to grow profitably.”
     Townsley commented, “Bob Evans and Owens food products are strong premium brands that have grown and evolved for more than five decades to meet consumers’ changing needs. I look forward to working with the food products team to carry on that tradition by enhancing our productivity, continuing to bring relevant products to market and ultimately increasing our profitability.”
     Before joining Bob Evans Farms, Inc., Townsley was senior vice president, sales and marketing, for Premium Standard Farms, a fully integrated pork company with annual sales exceeding $800 million. Prior to Premium Standard Farms, Townsley was vice president of fresh pork sales for three years at Smithfield Packing Company and spent 11 years with IBP, Inc. in a variety of sales and management positions.
     An Ohio native, Townsley, his wife Jane and their three children will be relocating to central Ohio. Townsley graduated from The Ohio State University with a bachelor’s of science degree. He currently serves on the Southwestern Meat Association Board of Directors, as well as the Packer Process Industry Council. Townsley formerly served on the board of directors for the National Pork Producers Council and the Colorado Beef Board.
     Bob Evans Farms, Inc. is a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items available in 37 states under the Bob Evans and Owens brand names. Bob Evans Farms, Inc. also owns and operates 589 full-service, family restaurants in 18 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 105 Mimi’s Café casual restaurants located in 18 states, primarily in California and other western states. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	the failure to achieve and maintain positive same-store sales;
•	a decline in general economic conditions;
•	competition in the restaurant and food products industries;
•	the company’s ability to expand its restaurant base;
•	consumer acceptance of changes in menu, food products, prices, atmosphere and service procedures;
•	the company’s ability to hire and retain a sufficient number of qualified employees;
•	market concentration;
•	adverse weather conditions;
•	government regulation;
•	allegations related to food-related illnesses and health concerns regarding certain food products;
•	margin sensitivity;
•	consumer acceptance of the company’s restaurant concepts and food products in new markets;
•	fluctuations in quarterly operating results;
•	the adequacy of insurance loss estimates and reserves; and
•	protection of our trademarks and other intellectual property rights.
These risks are discussed more fully under the heading “Risk Factors” in Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2006. It is impossible to predict or identify all such risk factors. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in the company’s filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.